Exhibit 99.1

Kips Bay Medical Provides FDA Update and Reports Second Quarter 2012 Results

Minneapolis, MN, August 9, 2012 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) today provides an FDA update and announces financial results for its second quarter ended June 30, 2012.

FDA Update

As previously announced on July 18, 2012, Kips Bay Medical filed an application for an Investigational Device Exemption (“IDE”) with the U.S. Food & Drug Administration (“FDA”) to include four U.S. sites in the “eMESH I” clinical feasibility study of its innovative eSVS® Mesh device currently being pursued in Europe. As of the date of this press release, a number of leading cardiac centers in the U.S.  have already expressed an interest in participating in the eMESH I study, pending FDA approval of the IDE.

The eSVS Mesh is a highly flexible, kink-resistant tubular prosthesis made of knitted nitinol wire. It fits externally over the saphenous vein and is designed to provide strength and support for maintaining graft patency.

Kips Bay Medical submitted this IDE application based upon the FDA’s response to its April 2012 Pre-IDE submission in which Kips Bay provided additional information to the FDA on the performance of its eSVS Mesh.

In Europe, Kips Bay Medical continues to work through the ethics committee review and approval process at its selected clinical study sites.  Two sites have received ethics committee approval and are in the process of finalizing clinical study agreements.

Kips Bay Medical intends to enroll up to 120 patients in the eMESH I study, with a primary efficacy endpoint of graft patency, or openness, at twelve months.  This feasibility trial is designed to provide information required by the FDA to support the approval of an investigational device exemption (“IDE”) for a larger pivotal study.  A pivotal study is required to demonstrate clinical safety and efficacy in support of a request for an approval to sell our eSVS Mesh in the U.S.

Kips Bay Medical Founder and CEO, Manny Villafaña, said “It is important that we advance appropriately through the FDA review process and that we conduct the clinical studies necessary to demonstrate the safety and efficacy of the eSVS Mesh. We are pleased with our on-going activity in Europe and excited about the potential to gather more evidence here in the United States.”

Financial Results

Net sales increased 18.8% to $57,000 in the second quarter of 2012 from $48,000 in the second quarter of 2011 while gross profit increased 18.5% to $32,000 in the second quarter of 2012 from $27,000 in the second quarter of 2011. Net loss in the second quarter of 2012 was $1.4 million, or $0.08 per diluted share, compared to a net loss of $1.0 million, or $0.07 per diluted share, in the second quarter of 2011.  The increase in net sales was caused by increased demand from the Company’s distributors.  The increase in net loss reflects higher costs associated with pursuing clinical study sites for the Company’s eMESH I feasibility trial in Europe and post market studies as well as product development efforts initiated by the

Company to support expanding the eSVS Mesh product labeling to indicate that physicians may use the eSVS Mesh in performing sequential grafts. Sequential grafts in bypass surgery are those grafts in which one saphenous vein is connected to two target arteries.

Net sales decreased 30.4% to $110,000 for the six months ended July 2, 2012, from $158,000 for the same period in the prior year.  The Company achieved a gross margin of 55.5% compared to 63.3% for the first half of 2012 and 2011, respectively.  The net loss in the first half of 2012 was $2.7 million, or $0.16 per diluted share, compared to a net loss of $2.1 million, or $0.13 per diluted share, in the first half of 2011.  The overall decrease in net sales for the six months of 2012 reflects the impact of limited reimbursements available to hospitals and the continuing effects of budget difficulties in certain European countries.  The increase in net loss for the current year results from the increased clinical study related costs, noted above, and the increased costs of compliance with public company requirements and supporting international sales activities.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments decreased to $6.9 million at June 30, 2012 from $9.2 million at December 31, 2011. Total current assets decreased to $8.2 million at June 30, 2012, from $10.2 million at December 31, 2011. These decreases resulted from the use of cash to fund operations during the first half of 2012.

Current liabilities increased from $260,000 as of December 31, 2011 to $430,000 as of June 30, 2012. This increase is primarily attributable to increased costs associated with clinical studies and the preparation of our registration statement occurring during the second quarter of 2012.

Cash used in operations decreased from $6.3 million in the second quarter of 2011 to $2.3 million in the first half of 2012. This decrease can be attributed to the payment of the first $5.0 million milestone obligation in the second quarter of 2011, partially offset by increased operating losses during the first half of 2012.

Looking Ahead

Sales, general and administrative expenses will increase slightly as the Company continues to expand its sales and marketing activities.  Research and development expenses are expected to increase as the Company increases its clinical study related activities.  The Company’s ability to maintain margins will be dependent upon both the pricing negotiated with distributors and future production levels required to support commercial sales and clinical trials.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH for use in coronary artery bypass grafting surgery. The eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i)  the interest expressed by leading cardiac centers in the U.S. in participating in the eMESH I study; (ii) the approval process at clinical study sites in Europe; (iii) the number of patients expected to be enrolled in the eMESH I study, and (iv) expectations regarding sales, general and administrative expenses, research and development expenses and margins, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; the possibility that clinical study sites in Europe will not grant approval and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 15, 2012 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer, +1-763-235-3540

Email:  Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Income (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2012	July 2, 2011	Percent Change	June 30, 2012	July 2, 2011	Percent Change
Net sales	$57	$48	18.8%	$110	$158	(30.4)%
Cost of sales	(25)	(21)	19.0	(49)	(58)	(15.5)
Gross profit	32	27	18.5	61	100	(39.0)

Operating expenses:
Research and development	667	387	72.4	1,150	821	40.1
Selling, general and administrative	752	689	9.1	1,574	1,242	26.7
Total operating expenses	1,419	1,076	31.9	2,724	2,063	32.0

Other income:
Interest income	4	5	(20.0)	9	9	—
Net loss	$(1,383)	$(1,044)	32.5%	$(2,654)	$(1,954)	35.8%
Basic and diluted net loss per share	$(0.08)	$(0.07)	14.3	$(0.16)	$(0.13)	23.1
Weighted average shares outstanding—basic and diluted	16,342,017	15,734,291	3.9	16,293,798	15,163,243	7.5

Comprehensive Loss	$(1,382)	$(1,049)	31.7	$(2,652)	$(1,959)	35.4

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,330	$6,211
Short-term investments	4,535	2,957
Accounts receivable, net of allowance for doubtful accounts of $0 and $14 as of June 30, 2012 and December 31, 2011, respectively	31	40
Inventories	982	892
Prepaid expenses and other current assets	276	100
Total current assets	8,154	10,200
Property and equipment, net	478	467
Total assets	$8,632	$10,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$168	$85
Accrued liabilities	260	171
Accrued milestone and royalties	2	4
Total current liabilities	430	260

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2011 and December 31, 2011, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,345,579 and 16,245,579 issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	163	162
Additional paid-in capital	35,037	34,591
Accumulated other comprehensive loss	(1)	(3)
Retained deficit	(26,997)	(24,343)
Total stockholders’ equity	8,202	10,407
Total liabilities and stockholders’ equity	$8,632	$10,667

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Six Months Ended
	June 30, 2012	July 2, 2011
Cash flows from operating activities:
Net loss	$(2,654)	$(1,954)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	53	48
Stock-based compensation	312	187
Amortization of premium on short-term investments	51	28
Other	17	(20)
Changes in operating assets and liabilities:
Accounts receivable	9	(6)
Inventories	(90)	(141)
Prepaid expenses and other current assets	(176)	1,064
Accounts payable	83	(128)
Accrued liabilities	89	(328)
Accrued milestone and royalties	(2)	(5,003)
Net cash used in operating activities	(2,308)	(6,253)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	2,592	—
Purchases of short-term investments	(4,220)	(6,868)
Purchase of property and equipment	(82)	(42)
Proceeds from the sale of property and equipment	2	—
Net cash (used in) provided by investing activities	(1,708)	(6,910)
Cash flows from financing activities:
Proceeds from sale of common stock under common stock purchase agreement, net of related costs of $4	135	—
Proceeds from sale of common stock in IPO, net of related costs of $2,868	—	13,632
Net cash provided by financing activities	135	13,632
Net increase (decrease) in cash and cash equivalents	(3,881)	469
Cash and cash equivalents at beginning of period	6,211	3,548
Cash and cash equivalents at end of period	$2,330	$4,017